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                                                                      EXHIBIT 23








            Consent of Independent Registered Public Accounting Firm



The Board of Directors
The Brink's Company:


We consent to the incorporation by reference in the registration statement (Nos. 2-64258, 33-2039, 33-21393, 33-53565, 33-69040, 333-02219, 333-70758, 333-70762,
333-70766,  333-70772,  333-78631, 333-78633, and 333-120254) on Form S-8 of The
Brink's Company and subsidiaries of our reports dated March 15, 2005, with respect to the consolidated balance sheets of the Brink's Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the 2004 Annual Report on Form 10-K of The Brink's Company.



/s/ KPMG LLP

Richmond, Virginia
March 15, 2005